SWM
engineered for tomorrow

March 26, 2019

Mr. Michael L. Schmit
Via email: Mike1schmit@gmail.com

Dear Michael,

On behalf of Schweitzer-Mauduit International, Inc. (SWM), I am pleased to confirm our offer of employment as Corporate Controller & Chief Accounting Officer in Alpharetta, GA effective April 22, 2019 on the terms and conditions set forth in this letter. You will report to Andy Wamser, EVP, Finance & CFO. The annual salary for this exempt position will be $270,000, paid in accordance with the current bi-weekly payroll schedule. You will receive a salary review at the next annual merit increase cycle for executives in March 2020. You will also receive a signing bonus in the amount of 3,000 Restricted Shares of SWM stock with a four-year vesting period upon completion of 30 days of employment.

Annual Incentive Plan (AIP): Your AIP opportunity at the Target level of performance will be 45% of your base salary with a maximum of 90%. The weightings for your AIP participation will be based on 70% Corporate and 30% mutually agreed upon Individual Objectives established with your manager. AIP awards are paid in the first quarter following the end of the calendar year measured. Your participation for 2019 will be for the full 2019 Plan year.

Long-Term Incentive Plan(LTIP): As a key SWM executive, you will be eligible to participate in the LTIP effective as of your start date. Your 2019 LTIP opportunity at the target level of performance will be 55% of your base salary with a maximum LTIP opportunity equal to 110%, prorated based upon your start date. LTIP objectives are established by the Compensation Committee and will be based upon 100% Corporate Objectives. Earned awards will be in the form of restricted shares of SWM common stock. Entry into the LTIP is subject to approval by the Compensation Committee of the SWM Board of Directors.

Benefits: As an employee of SWM, you will be eligible for participation, as of the first of the month following one full month of employment, in a comprehensive benefits package that includes medical, dental, group life, accidental death, critical illness and long-term disability insurance plans. SWM offers an enhanced 401(k) savings plan with a maximum company match of 6% of earnings on your 10% pre-tax contribution (subject to IRS limits). Enrollment materials will be provided to you during orientation. In addition, you will be eligible to participate in the Deferred Compensation and Supplemental Executive LTD programs. You will be provided information regarding these programs during your first 30 days employment.

SWM
engineered for tomorrow

Paid Time Off (PTO): You will be eligible for 168 hours of Paid Time Off during your first year of service accrued according to policy. You will remain at that accrual rate annually until your years of service award you more time. You will also receive 10 paid company holidays annually. A copy of the local schedule will be provided to you during orientation.

Instructions for completing the background and drug screen requirements will be sent in a separate email. In accordance with established company policy, your employment with SWM is considered "at will" and as such can be terminated by you or the company, at any time, for any reason, with or without notice.

Please acknowledge your acceptance of this employment offer by signing and returning a copy of this letter to me at apulliam@swmintl.com.

On behalf of SWM, we are excited about the prospect that you are joining our team and look forward to a mutually rewarding relationship.

Sincerely,

Anna Pulliam
Human Resources Manager

Enclosures

ACCEPTED:

Michael Schmit (signature) 3/26/19

Michael Schmit Date